EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 13, 2004

DEAN L. BUNTROCK

Dean L. Buntrock*

DBE LIMITED PARTNERSHIP

By:	Dean L. Buntrock*
Name: Dean L. Buntrock
Title: Trustee

*By:	/s/ Victor M. Casini
Victor M. Casini
Attorney-in-Fact